Exhibit 10.9

[TRANSLATION COPY]

Current Fund Loan Contract

Borrower: Ningbo Keyuan Plastics Co., Ltd.

Lender: Shanghai Pudong Development Bank Co., Ltd., Ningbo Ximen Branch

WHEREAS:

The Borrower for financing applies with the Lender for Current Fund Loan; upon examination the Lender agrees to grant a loan in the light of the terms and conditions of the contract. To specify the rights and obligations of both Parties, now according to the applicable laws, regulations and rules of the People’s Republic of China, through the consultation and agreement of the Parties, the contract t is signed for the Parties to abide by.

Meanwhile, the Borrower and Lender confirm the following Primary Condition: (“√”refers to choose, “×” refers to not to choose.)

× This contract signed as the subsidiary financing documents of the "Lines of Credit Agreement"( refer to " Lines of Credit Agreement ") with No.    . Since this contract entered into force, all terms shall be incorporated into Lines of Credit Agreement, being an integral part ( If the Borrower signed Lines of Credit Agreement before, shall choose this item, and indicate the No.);

√This contract is the independent credit document signed between the Borrower and the Lender (In case the Borrower and the Lender have not enter into Lines of Credit Agreement, shall choose this item)

×The loan is used for refinancing, and the guarantors are aware. The original agreement’s name : ________/________. (If the loan is used for refinancing, shall choose this item)

Part One Commercial Terms

1.	Loan Type: √Short-term loans; Medium and long term loans

2.	Loan amount: US dollar (Currency) Eleven Million Three hundred and Fifty Thousand (Capitalization).

3.	The specific usage of the loan: Payment of L/C.

4.	Life of loan: (“√”refers to choose, “×” refers to not to choose.):

√ From June 14, 2012 to June 14, 2013;
× _____year (or ____ month) since the day of first withdrawal

The actual withdrawal date and payment due date are subject to the date of the receipt (Schuldschein loan) handled by the Lender and the Borrower. The final due date is not allowed to over the term of loan under this contract. The receipt(Schuldschein loan) is an inseparable part of this contract.

5.	The interest rate of the loan under this contract (“√”refers to choose, “×” refers to not to choose.):

×(1) RMB interest rate:
×The annual interest rate of this contract is subject to the benchmark annual interest rate in the same period issued by the People Bank of China ((floating upward__/__% floating downward__/__%).
×Others:________________/_____________________________________.

√(2) Foreign Currency Rate (“√”refers to choose, “×” refers to not to choose.):
√Calculated with 12 months of benchmark interest rate of Interbank Offered Rate of London plus 2.5% (LIBOR+2.5%). LIBOR is arithmetic mean (calculated to the decimal point after the last four digits) of the corresponding interest rate quoted in screen of Reuters. Aforementioned interest rate shall be the confirmation date of the corresponding interest rate at 11:00 am (London time) and US dollar deposit rate in the same period of the loan.
×Others:______________________/_______________________________.

√(3) Interest Settlement:( “√”refers to choose, “×” refers to not to choose)
×By month: the date is on 20th of each month.
×By quarter: the date is on 20th of the last month of each quarter.
√Repayment of the loan is to debt service when expired, profits with this clear
×Others:________________/_____________________________________.
In installment reimbursement or servicing, and final payment shall with this clear

×(4) The adjustment of the interest rate of the RMB loan:
Before the grant of the RMB loan under this contract, if the People’s Bank of China adjusts the benchmark interest rate of loans, the benchmark interest rate for the granting is subject to the benchmark interest rate of the People’s Bank of China of the same class in the same term in which the date of granting falls in; if the adjustment happened after the loan grant under this contract, shall (“√”refers to choose, “×” refers to not to choose):

●  ×By month: begin to adjust on 21st of every month since coupon-reset date.
×By quarter: begin to adjust on 21th of the last month of each quarter since coupon-reset date.
×By year: begin to adjust on  of each year since coupon-reset date.
×Not to be adjusted.
×Others:__________________________/___________________________.

√(5) The adjustment methods of the foreign currency loans interest rate (“√”refers to choose, “×” refers to not to choose):
×Since the grant date of loans, shall adjust interest rate once per /   month according to newest foreign currency interest rate in corresponding period.
√Others:        Interest rate is not to be adjusted                  .

6.	The default interest rates:

(1)	The overdue default interest rate shall be the loan interest rate on the date of overdue plus 20%.

(2)	The appropriation default interest rate for usages of the loan not stipulated in this contract shall be the loan interest rate on the date of the appropriation plus 20%.

7.	The withdrawal period is under this contract is from June 14, 2012 to / .

8.	The withdrawal plan under this contract as follows (“√”refers to choose, “×” refers to not to choose):

                                                                                                                    /

9.	The repayment plan as follows(“√”refers to choose, “×” refers to not to chooseJ

√Refer to below table:
No.	Repayment Date	Repayment Amount
1	June 14, 2013	Eleven Million Three hundred and Fifty Thousand (Capitalization).
2
3
4

×Others:                                            /

10.	Liquidate damages for repayment in advance: the equivalent of __/__% or___/____ (Currency) ___/____(Capitalization) of the actual total amount of repayment in advance.

11.	The principal of repayment in advance is no less than ___/____ (Currency) ___/____(Capitalization)

12.	Account Open: (“√”refers to choose, “×” refers to not to choose.)

×Non special account model:
(1)	The Borrower open a general settlement account in the Lender:
Opening Bank:________/____________
Account Name:_______ /___________
Account Number:______/_____________
(2)	The Borrower open capital recovery account in the Lender:
Opening Bank:________/____________
Account Name:_______ /___________
Account Number:______/_____________

√Special account model:

(1)	The Borrower open a current fund loan special account in the Lender:
Opening Bank: SPD BANK, Ningbo Ximen Branch
Account Name: Ningbo Keyuan Plastics Co., Ltd.
Account Number:
(2)	The Borrower open a general settlement account in the Lender:
Opening Bank:________/____________
Account Name:_______ /___________
Account Number:______/_____________
(3)	The Borrower open capital recovery account in the Lender:
Opening Bank:________/____________
Account Name:_______ /___________
Account Number:______/_____________

13.	The Lender is entrusted to pay: If the payee is definite and a single payment amounts over RMB10,000,000.00 a loaner-entrusted-payment mode shall be applied.

14.	The Borrower agrees to pay to the Lender Account supervision fee (Currency amount)____/______.

15.	The Borrower agrees to provide guarantor and guarantee contract for the debt under this contract includes:

√Guarantor: /        <Guarantee Contract> No.[]
√Mortgage:       /       < Mortgage Contract> No.[]
×Pledger:       /      . < Pledger Contract> No.[Y29405201228015201]
×Others: /

16. Default settlement Liquidated damages is equal to__/___% of the entire loan principal (Capitalization) or______/__________.

17. The Attachments include :
(1)___________/______________________.
(2) ___________/______________________.
(3) ___________/______________________.
(4) ___________/______________________.
(5) ____________/_____________________.

18. Other matters as agreed upon by both parties
_______________/______________________________________________________________.

19. This contract is made in three copies, the Borrower holds one copy and the Lender holds two copies,   / ,each has same legal force.

Part Two General Terms

Article 1.Loan

1.
The borrower irrevocably agrees and confirms: The Lender has full rights to decide withdrawal loan under this contract at any time; the loan is subject to periodic or aperiodic inspection on the dates decided by the Lender, whence to decide whether to continue to lend to the Borrower any fund in any form; although otherwise provisions of this contract or any other documents, the Lender has the right to request the Borrower to settle all the loans immediately. The Lender also has the right to terminate immediately or suspend all or part of the loan, to undo any further usage of the loan borrowed, not need to inform the borrower in advance.

2.
The loan shall be used for the purpose stipulated in this contract, the Borrower is not allowed to peculate, misappropriate to invest in fixed assets, options and so on, is not allowed to used for the production and operation prohibited by the state, or the activities not in conformity with the usage of current fund loan.

Article 2. Loan Interest Rate and the Calculation Method

1.
Unless otherwise provided by this contract, the loan interest is collected from the date when the Lender grants the loan according to the actual amount drawn and the number of days it is used. The number of days include the first day and do not include the last day. Daily interest rate monthly interest rate / 30, and monthly interest rate yearly interest rate / 12.

2.
The Lender has the right to collect interests for due (“due” in this contract also means the situation where the Lender announces a loan is due ahead of schedule) loan capital, from the date it was due, according to the interest rate for due loan stipulated in this contract by the number of days it had been due, until when the Borrower had paid off both the capital and the interest.

3.
If the Borrower failed to use the loan capital according to the provision of this contract, the Lender has the right to collect interests for the amount used in default, from the date of the default, based on the penalty interest rate for appropriation stipulated in this contract, until when the Borrower had paid off both the principal and the interest.

4.
The Lender has the right to collect a compound interest on the interest paying date stipulated in this contract for interest not paid by the Borrower timely (including normal interest, overdue penalty interest, appropriation penalty interest), from the overdue dated, according to the penalty interest rate for overdue payment on the interest paying date (the next day of the expiry date for interest) stipulated in this contract, and it is calculated by overdue days.

5.	Interest Rate Marketization and Market Paralysis

(1)
After the loan under this contract is granted, if the People’s Bank of China carries out a marketization policy for loans of RMB, the Lender and the Borrower shall negotiate to decide an interest level. If no agreement is reached within 5 banking days since begun the negotiation, the Borrower shall pay off all the principal and interest within 30 days after the failure to reach an agreement. (this item is applicable to RMB)

(2)
After the loan under this contract is granted, if at 11 o’clock (London Time) a.m. on the quoting day of the related interest no related bank quotes interest rates on the US Dollar deposit to the major banks on the call market of inner London banks, the Lender shall negotiate with the Borrower to determine a substitute interest rate. If no agreement is reached within 5 banking days since begun the negotiation, the Borrower shall pay off all the principal and interest within 30 days after the failure to reach an agreement. (this item is applicable to foreign currencies)

Article 3. Withdrawal Loan

1.	Before the first-time withdrawal, the Borrower shall meet the following conditions, but the Lender has no obligation to review the authenticity of the following documents or conditions:

(1)	Submit a Withdrawal Application Form (refer to attachment) by the time and method stipulated in this contract, a filled Borrowing (Loan) Certificate and other related documents;

(2)	This contract and the corresponding Guarantee Agreement (if any) have been signed and survive, and the security right has been effectively set up;

(3)
Submit the currently effective and Business Certificate, Articles of Incorporation, Financial Statements immediately before the withdrawal date (including but not limited to the annual financial report of last year and the statement of current term which have been audited by a registered accountant);

(4)
Submit the Borrowing Resolution made by Board of Directors / Shareholders or other organizations with equal effectiveness, an Authorization by the Legal Representative to his authorized representative and the original samples of the signatures of the Legal Representative and the authorized representative;

(5)	The Borrower has opened a related account in the Lender according to the request of the Lender;

(6)	The Borrower has fulfilled the obligations under this contract, without any events of default on the provision of this contract;

(7)	Documents and conditions requested by the Lender from time to time.

2.
Other than the first-time withdrawal, the Lender shall meet the following conditions before each withdrawal, but the Lender has no obligation to reviewthe authenticity of the following documents or conditions:

(1)	Submit a Withdrawal Application Form (refer to attachment) by the time and method stipulated in this contract, a filled Borrowing (Loan) Certificate and other related documents;

(2)	The Borrower has fulfilled the obligations under this contract, without any events of default on the provision of this contract;

(3)	Documents and conditions requested by the Lender from time to time.

3.	Withdrawal

(1)
The Borrower shall withdrawal one-off or in installments according to the withdrawal plan under this contract, and Submit a Withdrawal Application Form (refer to attachment1 and 2) within 3 banking days before each withdrawal date to complete the withdrawal procedure.

(2)
In cases the withdrawal date needs to delay or change, the Borrower shall get the consent of the Lender over 3 banking days before the expiration of withdrawal date, and pay the corresponding interest loss of the Lender (the interest loss = the interest accrued during the delayed period– interest on current account in the same period).

(3)
In cases the Borrower requests to cancel all or a part of the unwithdrawal loans, he shall apply with the Lender 3 banking days before the fixed withdrawal date or the expiration date of withdrawal period and the consent of the Lender.

(4)
With the fixed withdrawal date or withdrawal period, the Lender can inform the Borrower handled related procedures with 3 banking dates on the condition the Borrower failed to handle withdrawal procedures or apply delay withdrawal; if not finished within the time limit, the Lender has the right to cancel the unwithdrawal loan.

(5)
Despite the aforementioned provisions, only if the loan is not granted yet, the Lender has the right to refuse the withdrawal application of the Borrower and cancel all or a part of the loan under this contract.

Article 4. Account Open and the Management

1.
While signing this contract, the Borrower shall open a general settlement account and a capital recovery account (refer to the first part of this contract), and a specific current fund loan account (if any) as stipulated by the two Parties. The Borrower agrees that the Lender supervise the aforementioned accounts.

2.
If a specific current fund loan account is not opened, the general settlement account can be used to check the granting of the loans applied by the Borrower with the Lender and the payment of the loaned fund.

In the case a specific current fund loan account is opened, the account is used to check the granting of the loans applied by the Borrower with the Lender and the payment of the loaned fund, the interest on the fund in the account is calculated as current deposit. The Borrower agrees that besides the seal reserved by the Borrower for the specific Current fund loan account, a Lender’s supervision seal for current fund and loan fund also needs to be reserved. Without a written consent of the Borrower, the Lender shall not freely alter the reserved seals for the specific current fund loan account

3.
The Borrower confirms that the capital recovery account constitutes a income account and a repayment reserve account under this contract. The cash flow of the Borrower’s income or his integral cash flow shall be deposited in the capital recovery account.

The Borrower assures that on every principal and interest repayment date and within the 3 days before it, the balance fund in the Borrower’s capital recovery account is not less than the amount the Borrowers shall repay of the principal and interest in the same term. The Borrower also agrees that on every principal and interest repayment date and within the 3 days before it, the Lender has the right to abstract or refuse Borrower’s paying actions which may make the balance fund in the capital recovery account to be less than the amount the Borrowers shall repay of the capital and the interest in the same term, such to ensure the balance fund in the capital recovery account is sufficient to pay the amount the Borrowers shall repay of the capital and the interest in the same term.

The Lender has the right to supervise the capital recovery account, and when any abnormality occurs in the capital flow of the account, the Lender has the right to have the Borrower to find out the cause and adopt corresponding measures.

Article 5. Payment Supervision

1.
The Borrower agrees that the Lender has the right to manage and control the payment of the loaned fund through the the methods of entrusted payment by Lender or direct payment by Borrower in accordance with this contract, in order to supervise that the loaned capital is used for the purposes stipulated in this contract.

Entrusted payment by Lender means that the Lender, upon the Borrower’s withdrawal applications or payment entrustment, pays the loaned fund to the business counterpart of the Borrower with the usage stipulated in this contract through the Borrower’s account.

Direct payment by the Borrower means that the Lender grants the loaned fund into the Borrower’s account based on the withdrawal application; the Borrower pays directly to the counterpart with the usage stipulated in this contract.

2.
The Borrower agrees that, if the Lender and the Borrower have newly established a credit business relation and the Borrower has a common credit status, or the payee is specific and a single payment amounts over the stipulated amount (refer to Part One of this contract), or other situations confirmed by the Lender, shall apply Entrusted payment by Lender.

When Entrusted payment by Lender., the Lender has the right to check whether the payee, paying amount etc. stated by the Lender are in conformity with the certifying documents such as the business contract, in the light of the loan usage stipulated in the loan contract. If it is agreed after the checking, the Lender pays the loaned fund to the business partner of the Lender through the account of the Borrower.

3.	When the Borrower applies with the Lender for a outgoing payment, he shall submit the requested certifying documents, including but not limited to:

(1)	What certifies the usage of the payment is in conformity with the usage stipulated in this contract;

(2)	Business contract and written documents that truly reflects the paying obligations of the Lender;

(3)	If a receipt is not obtained at the time of payment, the Borrower shall make the and provide it after the payment is done.

(4)	Legal and effective paying certificate.

(5)	Other documents to be submitted as requested by the Lender.

4.
If a specific circulating fund account is not opened, the Borrower shall submit a withdrawal application to the Lender 3 banking days before the planned withdrawal, and indicate to apply entrusted payment by Lender or direct payment by the Borrower. The Borrower agrees that, the Lender has the right to check whether the related documents provided by the Borrower are in conformity with the paying conditions stipulated in this contract, and has the power to decide a payment method..

To open a specific circulating fund loan account with entrusted payment by Lender, the Borrower shall provide to the Lender a payment application (refer to attachment 3) stamped with the reserved seal of the Lender 3 days of the banking day before the paying date, and the Lender has the right to check whether the related documents of the Borrower are in conformity with the payment conditions of this contract. If it is agreed through the check by the Lender, the payment shall be made with a circulating fund loan capital supervision seal stamped on the paying instrument. If with direct payment by the Borrower, the Borrower shall provide to the Lender a payment application (see attachment 3) and other documents 3 banking days in advance, and the Lender has the right to check whether the related documents provided the Lender are in conformity with the conditions stipulated in this contract. If it is agreed through the check of the Lender, the Borrower shall fill in the payment instrument (each amount of the accumulated payment instrument shall not be more than the amount of entrusted payment stipulated in this contract). After checking, the Lender stamps a circulating fund loan capital supervision seal on the accumulated payment instrument, and transfers the corresponding capital to the common settlement account of the Borrower.

5.
If the Borrower paid directly, the Borrower shall report accumulated self-determined payment conditions to the Lender monthly. The Lender has the right to check whether the loan payment of the Borrower is in conformity with the arranged usage and the stipulated paying mode through account analysis, certificate inspection, site investigation, etc.

6.	The Borrower confirms to pay the Lender a transferring fee accrued from paying the loan capital, which can be deducted from the related accrued capital.

7.
The Lender has the rights to request the Borrower to complement the withdrawal conditions and payment conditions, or change the payment method of the loan, stop to grant and pay the loan, if the Borrower has the following situations;

(1)	The credit status is worse;
(2)	The profitability of the operations is low;
(3)	The usage of the loan principal is abnormal;

Article 6. Repayment

1.
The Borrower shall repay the principal and interest on time and in full as specified in the contract and related fees. The Borrower shall deposit sufficient funds for repayment of the principal and interest due in the account opened with the Lender prior to the interest settlement date or principal repayment date, and authorize the Lender to deduct money from the account on such date.

2.
If the Borrower wants to repay in advance, he shall provide to the Lender a written application 10 banking days in advance, and obtain the written consent of the Lender. If the Lender didn’t issue the written consent in advance, the Borrower shall repay the principal and interest on the provision of this contract. The Lender will collect the liquidated damage as for the ahead payment without written consent (refer to the Part One of this contract).

If the Lender agreed, it considered as the acceleration of maturity. The Lender also has the right to request the Borrower to pay liquidated damage on the provisions of this contract (refer to the Part One of this contract).

3.
The Borrower shall submit a extension application to the Lender in 30th banking days on the provision of payment term under this contract, and prepare necessary documents to handle. If this contract involves guarantee, mortgage or pledge, the guarantor, mortgager and pledger shall provide written consent .The Lender has the right to decide whether agree and the loan will be overdue loan since the next day of maturity date if the Borrower failed to apply extension or obtain the approval.

Article 7. Presentations and Warranties

The Borrower shall make the following representations and warranties to the Lender when signed this contact and remained in force during the effective period.

1.
The Borrower is a separate legal entity, with all the necessary legal capacity, shall carry its own name independently of the contractual obligations and civil liability with its own name independently.

2.
The Borrower has the right to sign this contract and have completed the signing of the contract and fulfill its obligations under this contract and gain all authorization and approval which are requested by the shareholders, board of directors or other authorized agencies. The provisions of this contract are the Borrower's real intentions and it’s has the legal binding for Borrower.

3.
The execution and performance of this contract does not violate the laws which the Borrower shall comply with [the law under this contract includes laws, regulations, rules, local laws and regulations, judicial interpretations, the same below], the relevant documents of authorities, judgments, rulings, nor violate the constitution of the Borrower or signed any contracts, agreements or commitments inconsistent with any other obligations.

4.
The Borrower shall ensure that all of its financial statements issued (if any) comply with the laws of PRC (The purpose of this contract, not includes Hong Kong, Macao and Taiwan law), it provides a true, complete and fair reflection for the financial position of Borrower: in the process of signing and performance of this contract, the Borrower shall ensure the all information, documents and etc are authentic, effective, accurate and complete without any cover and omissions including its own and the guarantor.

5.
The Borrower shall abide the principles of honesty and trustworthiness to Lender to sign this contract, shall ensure the all information, documents and etc are authentic, effective, accurate and complete without any cover and omissions including its own and the guarantor.

6.	The Borrower shall ensure the effective completion of this contract and perform the necessary legal filing, registration or other formalities, and pay related taxes and fees.

7.	Since the most recent audited financial statements issued, the status of the Borrower's business and financial condition are no material adverse change.

8.
The business activities are in strict compliance with the law, in strict accordance with the provisions of Borrower's business licenses or legally authorized to carry out business scope, make registration inspection procedures on time, production and operation are legal, compliance, with the ability to operate continuously, has a legitimate source of repayment.

9.	Not waive any matured claims, not dispose existing main property for free or otherwise inappropriate ways.

10.	The Borrower has disclosed significant matters and status to the Lender.

11.
The Borrower acknowledges that situation shall not occur during the signed date of this contract and the time of performance of the contract, including but not limited to wages and medical care, disability benefits, pension costs and compensation and so on.

12.	The Borrower shall ensure the credit status is good, and no major adverse record.

13.	The Borrower shall ensure that there is no performance on the Borrower's ability to cause or threaten to cause significant adverse effects in other circumstances or events.

Article 8. Covenants

The Borrower and Lender covenant as follows:

1.
The Borrower ensures to operate by law and use the loan on the provisions of this contract. The Borrower shall provide the loan on a regular basis, including various types of related financial documents, like monthly report and annual report, and actively coordinate with the Lender to supervise the usage status and business conditions. The Lender can always inspect and supervise the usage status.

2.
The Borrower shall according to this contract, the Application, the specified time, amount, currency and interest rate of "Loan Certificate" to repay the loan principal and interest, the actual time for payment, amount, currency, interest rate and so on shall be subject to the "Loan Certificate"

3.
The Borrower ensure that, in the event of any sufficient or will the financial position of the Guarantor or the ability to perform security duties in the event a material adverse effect, the Borrower will be provided in a timely manner approved by the Lender of the new guarantees.

4.	The Borrower promise without the prior written consent of the Lender, not to take the following actions:

(1)	Sale, donation, lease, lend, transfer, mortgage, pledge or otherwise dispose of its all or most major assets.

(2)
Contracting, leasing, joint venture, foreign investment, joint-stock reform, the merger (the merger), a joint venture (cooperative), discrete, copyright transfer, substantial increase in debt financing, the establishment of subsidiaries, property rights transfer. A funding, closure and dissolution, filed for bankruptcy, reorganization and others may affect the repayment ability of the Borrower.

(3)	Amend the articles of association or other constitutional documents, change the company scope of business or main business.

(4)	Provide the guarantee for the third party to make material adverse effect on the ability to fulfill this contract and its financial position or operations under this contract.

(5)	Prepayment in advance of other long-term debt.

(6)	The Borrower signed the Agreement, the Contracts or burden related obligations which have significant adverse impacts of the ability of the obligations under this contract.

5.	When the following events occurred, the Borrower will inform the Lender in the same day and send related originals (official seal) to the Lender within 5 banking days.

(1)	Occurred the events lead to the representations and warranties false, inaccurate or invalid.

(2)
The Borrower or its controlling shareholders and actual controllers licensed its affiliates involved in litigation, arbitration or its assets were seized, seizure, freezing, enforcement or other measures with same effect, or the legal representative / principal, directors, supervisors or senior management involved in litigation, arbitration or other enforcement measures.

(3)	The Borrower's legal representative or authorized agent, principal, mainly financial officer, address, business name, office space and other matters are changed.

(4)	Application by other creditors to reform, bankrupt or revocation of supervisors.

(5)	Happened other significant matters with adverse affect on the solvency.

6.
Ensure that the Borrower does not violate the normal order in which the priority of repayment to repay other borrowings, and the present and the future result will not sign any loan under this contract for a contract or subordination agreement.

7.
The Borrower shall repay the same currency as much as possible and a payment of loan principal and interest under this contract. In case the Borrower shall repay the debt situation of the different currencies, the Borrower shall make their own, or authorize the Lender the amount of different currencies in this contract, "Deduct Convention" in the way of conversion costs to return the contract currency borrowings outstanding under principal and interest, the resulting costs borne by the Borrower, guarantors, Lenders money in different currencies to repay debt, from the guarantee contract "Deduct Convention", the resulting costs borne by the Borrower.

8.
Guarantees under this contract in the face of particular circumstances or the occurrence of certain changes, the Borrower shall timely and in accordance with the requirements of the Lender who provides loans and other guarantees approved. Give the very special circumstances or specific changes, including but not limited to, the Guarantor discontinued, out of business, dissolution, suspension of business for rectification, revoke its business license was revoked live, the application or application for reorganization, bankruptcy, business or financial condition of significant change are the major live action arbitration cases, legal representatives, directors, supervisors, key management personnel involved, the value of the collateral was reduced or potential to reduced or attachment and so on under this contract.

9.
The Lender has the right to review the Borrower's business conditions, financial condition, loan funds, repayment, etc with site investigation or off-site investigation. And the Borrower is obliged to actively coordinate with the Lender for payment management , post-loan management and related checks.

10.	The Lender shall have the right to recover the capital to return the situation in advance of borrowing the funds under the Agreement.

11.	Special convention of the customers of the Group (Group client).
If the Borrower is the Group, promised:

(1)	The Borrower shall promptly report the actual fiduciary net assets of more than 10% of related party transactions, including:
☐The relationship of the parties;
☐The nature and program of transactions;
☐Transaction amount or the appropriate proportions;
④pricing policies (including no amount or only nominal amounts of transactions)

(2)
If actual fiduciary has any the following circumstances, the Borrower is deemed to default and the Lender has the rights to unilaterally decide to cancel unused credit customers, and take back some or all of the additional credit or request 100 % margin:

☐Providing false materials or concealing significant matters of financial operations;
☐Unauthorized changes without the consent of the credit loans intended use, embezzlement by bank credit facilities or engage in illegal, illegal transactions;
☐The associated use of false contracts between background without the actual trade notes receivable, accounts receivable and other debt to the bank or mortgage discount, cash in bank funds or credit for;
☐The Lender refused to accept the use of its credit funds and financial activities related to supervision and inspection operations a;
☐Significant mergers, acquisitions and other restructuring situations, the Lender that may affect the safety of credit;
☐Through related party transactions, potential evasion of bank debts.

Article 9. Deduct Convention

1.
When the expiration of any loans, the Lender has the right to deduct the funds pay off the payable debt in the Borrower’s accounts opened with the general and / or capital recovery account in SPD. The capital in general settlement account and / or capital recovery account are not sufficient to repay debt, the Lender has the right to deduct any of the other funds in Borrower’s account which is opened in other Branches of SPD.

2.
Unless otherwise provisions in the State, the order of payment should be first to use to pay for the outstanding cost, and then to use to pay for the satisfaction of the interest due, finally to use for the satisfaction of the principal amount due is not paid.

3.	The settlement of the currency for the deduction and payment are inconsistent, shall according to the following methods:

(1)	If the loan is in RMB, the Borrower shall repay the settlement of loan principal and interest after the deducted currency converted into RMB with purchase price.

(2)	If a non-RMB currency loans and the deducted currency is RMB, the Borrower shall repay the settlement of loan principal and interest after RMB converted into the deducted currency with selling rate.

(3)
If both the loan currency and deducted currency are not RMB and inconsistent, the Borrower shall repay the settlement of loan principal and interest with two steps, first converting the loan currency into RMB with purchase price and then converting the RMB into loan currency with selling rate.

Article 10. Proof of Claim

The Borrower according to their usual business operations management, maintain accounting books involved in this contract with the operational activities related to the accounting records to prove the amount of loans, the Borrower acknowledges that the contract claims valid documents are according to the Lender's own business requirements and documented accounting documents issued shall apply.

Article 11. Notice and Delivery

1.
The notice under this contract which is send to the other party shall be sent to the address specified in the contract signature page, until the other party notice in writing to change the address up. If sent out according to above mentioned address, it is deemed to be delivered in following dates: in case of letters, the seventh(7) banking days since sent out according to the address of main business offices; in case of special service method, the date of signing in; in case of fax or e-mail, the date of sending out .All notices, requirement or other communications sending to the Lender shall be considered as delivery when the Lender really received. In case delivery with fax or e-mail, the Borrower shall be requested to send the originals to the Lender by hand or by mail to confirm.

2.
The Borrower agrees that the subpoena and notice incurred by any actions, it considered as delivery as long as send out with main business offices. If the Borrower failed to inform the Lender regarding above mentioned addresses were changed, it doesn't take effect for the Lender.

Article 12. Commencement, Amendment and Termination

1.
This contract comes into force sealed by official seals of both parties and signed or sealed by the legal representatives (principals) or authorized agents, and terminates when all claims were paid off.

2.	When this contract come into force, the either party is not allowed to amend or terminate in advance, unless reaching written agreement after negotiations.

Article 13. Default and Settlement

1.	The events of default.

Any of following situations can be considered as the default of the Borrower:

(1)
The notices, authorizations, approvals, consents, certificates and other documents provided by the Borrower under this contract are or are proved in fault or misstatement, or expired, revoked or no legal effect.

(2)	The Borrower has violated the Part One of this contract "Other Covenants" (if any) or any items on the provisions of Article 8 of Part Two.

(3)
Significant cross defaults, including but not limited to any covenants which violated any other loan contracts or agreements have been signed; or the Borrower failed to pay off the matured debt under other loan contracts or agreements,

(4)	The Borrower's investors withdrawn funds, transfer assets or the unauthorized transfer equity.

(5)	Guarantor has been or will be lost the guarantee ability for the loan, or violates the signed guarantee documents.

(6)	The Borrower has been closed, shut down, suspended operations, restructuring, liquidation, receivership or trusteeship, settlement or cancellation of business license revoked or bankruptcy.

(7)	The Borrower or guarantor enters into worse financial condition, difficult operation, or happens matters or conditions adversely affected the normal business, financial condition or solvency.

(8)
The Borrower or its controlling shareholders, actual controllers or their associates involved in actions, arbitration or significant assets to be seized, seizure, freezing, enforcement or other measures, or legal representative / principals, directors, supervisors or senior management staff involved in litigation, arbitration or other enforcement measures have led to the repayment ability of borrowers adversely affected.

(9)	Failed to use loan or payment on the provisions of this contract.

(10)	Documents for loan application are fault, misstatement.

(11)	Does not meet or exceed the financial indicators.

(12)	The capital in the general settlement accounts / capital recovery account is abnormal.

(13)	The Borrower has other defaults sufficient to prevent normal performance of this contract acts, or other prejudices to effect the legitimate interests of the Lender.

2.	Settlement
(1)	The Lender can take one or some following measures when above events happened:

☐ Request the Borrower to amend in time limit.
☐ Cancel the loan amount of the Borrower is not used, stop payment and payment of unused loan.
☐ Announce the loan principal under this contract in whole or in part of the immediate maturity, and request the immediate return of part or all of the loan, the interest owed to settle, and through various forms to the immediate recourse to the guarantor or the Borrower.
☐ On the overdue loans or loans to be collected and misappropriated penalty, take into account the recovery of profits.
☐ Deduct any account which is opened from the Borrower in any Branches of SPD
☐ Request the Borrower to pay the additional loans and conditions, or amend the loan payment.
☐ Request the Borrower to provide a lender be recognized by other security.
☐ Legal requirements and other necessary measures.

(2)
In addition to these measures, the Lender can require the Borrower to assume liability for default, and require the Borrower to pay a penalty (see the calculation of liquidated damages in Part One of this contract). Default is not enough to compensate for losses to loan, the Borrower should compensate the Lender for all losses.

(3)
In full when the Borrower fails to repay the principal, interest payment, it shall also claim the loan and guarantee human rights to achieve the full payment of fees, including but not limited to collection fees, legal fees, notary fees, legal fees, and poor travel expenses, translation fees, and various other fees payable.

Article 14. Others

1.	Definition

(1)	Under this contract, "all claims" refers to the loan principal, interest, liquidated damages and claims arising for the realization of the various costs.

(2)	Under this contract, the term "interest" includes interest, penalty interest, compound interest.

(3)
Under this contract, the term "banking day" means the domicile of the Lenders who are usually on public business day, excluding Saturdays, Sundays (exclude the business days adjusted due to holidays or other statutory holidays.

2.	Applicable laws Applied and Explained according to the laws of PRC.

3.	The dispute settlement

All disputes concerning this contract should be settled through friendly negotiation: the negotiation fails, the Lender should make the proceedings to the People's Court of the domicile of the Lender, during the dispute, the parties shall continue to perform the terms which is not covered by dispute.

4.	Miscellaneous

(1)
Supplement for pending matters can be recorded in the Part One of this contract or entered into additional written agreement on the base of agreement. The attachment (refer to Part One) is an integral part of this contract and has the same legal effect as this contract.

(2)
In the life of this contract, the Lender shall give any grace period or delay the action against the Borrower's default can not be damaged, affected or limited by law or the all the rights or interests of the Lender as a creditor, nor the Borrower's acts in violation of the contract authorized, but not as a Lender to give up on the Borrower's existing or future default right to take action.

(3)
Invalidity of any provision of this contract does not affect the validity of other provisions of this contract, the contract is invalid for whatever reason, the Borrower should bear the repayment of outstanding loan under this contract, if occur the above situations, the Lender has the right to immediately terminate this contract and recover entire debts.

(4)
The Lender may transfer whole or part of the rights and / or obligations under this contract, and in this case, the assignee should have and/ or assume as a party of the contract and enjoy the same rights and / or obligations to the Borrower. The Borrower received the notice of the transfer of the debt from the Lender to take the liability to the assignee.

(5)	Unless otherwise specified in this Agreement, the terms and expressions related to the appendixes this contract has the same meaning.

(6)	The title under this contract is only for convenience, rather the basis for the content under this title.

(No text in the following part)

(Signature page)

The contract was signed on June 14, 2012 between the Borrower and the Lender. The Borrower ensure that both parties has hold detailed statement and discussion and has no doubt when signing.

The Borrower: Ningbo Keyuan Plastics Co., Ltd.	The Lender: SPD BANK Inc Ltd., Ningbo
Ximen Branch

(seal)	(seal)
Legal Representative:	Legal Representative: